Exhibit 10.12
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
WEBBANK
and
LENDINGCLUB CORPORATION
LOAN SALE AGREEMENT
Dated as of December 10, 2007

i

Page

24. Brokers	13

25. Entire Agreement	14

26. Amendment and Waiver	14

27. Severability	14

28. Interpretation	14

29. Jurisdiction: Venue	14

30. Headings	14

31. Counterparts	14

32. Collateral Account.	14

ii

THIS LOAN SALE AGREEMENT (this “Agreement”), dated as of December 10, 2007 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in Sunnyvale, California (“Company”).
WHEREAS, Bank and Company have entered into a Loan Account Program Agreement pursuant to which Bank provides installment loans to consumers; and
WHEREAS, Bank desires to sell to Company, and Company desires to purchase from Bank, the Loan Accounts established by Bank pursuant to the Loan Account Program Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:
1. Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1. Terms not defined herein shall have the meanings ascribed to them in the Loan Account Program Agreement.
2. Purchase of Loan Accounts; Payment to Bank: Reporting to Bank.
(a)	Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Company, without recourse, on each Closing Date, the Loan Accounts established by Bank on such day. All of the foregoing shall be in accordance with the procedures set forth in this Section 2. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Company such Loan Accounts, Company agrees to purchase such Loan Accounts from Bank, and Company shall pay to Bank the Purchase Price on each Closing Date in accordance with subsection 2(b) below.
(b)	On each Closing Date, Company shall purchase the Loan Accounts established by Bank that day and identified on the Funding Statement for that day. Company shall effectuate its purchase of the Loan Accounts by depositing the Funding Amount (which shall equal the aggregate Purchase Price for such Loan Accounts) into the Funding Account in accordance with Section 6(b) of the Loan Account Program Agreement. Prior to the first Funding Date, Bank shall provide to Company the account number and routing number for the Funding Account.
(c)	To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, loan files on all Loan Accounts purchased by Company pursuant to this Agreement through the preceding Business Day. Such loan files will include the application for the Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Law.

(d)	Within five (5) days after the end of each calendar month, Company shall pay Bank a monthly service fee equal to the greater of (i) the product of [*] and [*], or (ii) $[*] in months [*]; $[*] in months [*]; $[*] in months [*]; and $[*] in months [*].
[*]
(e)	With each such monthly payment, Company shall deliver to Bank a report setting forth the calculation of the payment Company is obligated to make to Bank pursuant to this Section 2.
3. Ownership of Loan Accounts.
(a)	On and after each Closing Date, subject to Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Loan Accounts purchased from Bank on such date. Bank agrees to make entries on its books and records to clearly indicate the sate of the Loan Accounts to Company as of each Closing Date. Company agrees to make entries on its books and records to clearly indicate the purchase of the Loan Accounts as of each Closing Date. Bank does not assume and shall not have any liability to Company for the repayment of any Loan Proceeds or the servicing of the Loan Accounts.
4. General Representations and Warranties of Bank. Bank hereby represents and warrants as of the Effective Date of this Agreement that:
(a)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Loan Accounts have been and will continue to be duly authorized and are not and will not be in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(b)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or obtained from Borrowers);

(c)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations or receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(d)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by Bank of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;
(e)	Bank is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by Bank comply with all Applicable Laws; provided that the Bank makes no representation or warranty regarding compliance with Applicable Laws relating to consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 4(d), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 4(d) is instituted or threatened against Bank, Bank shall promptly notify Company of such pending or threatened investigation or proceeding.
5. Additional Representations and Warranties of Bank. Bank hereby represents and warrants that, as of the Effective Date or such other date as specified below in a specific representation:
(a)	As of each Closing Date, each Loan Account transferred to Company on such date was originated by Bank and constitutes a valid sale, transfer, assignment, set-over and conveyance to Company of all of Bank’s right, title, and interest in and to such Loan Account;

(b)	As of each Closing Date, Bank was the legal and beneficial owner of all right, title and interest in and to each Loan Account, and no Loan Account was subject to an encumbrance, immediately prior to the transfer of the Loan Account to Company pursuant hereto;
(c)	Bank shall maintain its records in a manner to clearly and unambiguously reflect the ownership of Company in each of the Loan Accounts transferred hereunder; and
(d)	As of the Closing Date, with respect to each Loan Account: (i) Bank has done nothing that would alter the terms and conditions or the balance of the Loan Account or impair the Loan Account’s enforceability; and (ii) there is no limit on Bank’s authority to assign the Loan Account. For the avoidance of doubt, the representation made in Section 5(d)(i) shall not encompass actions that are taken by Company on behalf of Bank.
The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement.
6. Representations and Warranties of Company. Company hereby represents and warrants to Bank, as of the Effective Date that:
(a)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(b)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(c)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(d)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(e)	Company is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.
The representations and warranties set forth in this Section 6 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 6(d), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 6(d) is instituted or threatened against Company, Company shall promptly notify Bank of such pending or threatened investigation or proceeding.
7. Conditions Precedent to the Obligations of Company. The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)	As of each Closing Date, no action or proceeding shall have been instituted or threatened against Company or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)	The representations and warranties of Bank set forth in Sections 4 and 5 shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and
(c)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank.
8. Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)	As of each Closing Date, no action or proceeding shall have been instituted or threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)	The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects on each Closing Date as though made on and as of such date; and
(c)	The obligations of Company set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Company.
9. Term and Termination.
(a)	This Agreement shall have an initial term beginning on the Effective Date and ending thirty-six (36) months thereafter (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term”) unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any material obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or such proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;
(5)	there is a materially adverse change in the financial condition of the other Party, as determined by the terminating party in good faith and in its commercially reasonable judgment; or
(6)	either Party has terminated the Loan Account Program Agreement and any applicable notice period provided in the Loan Account Program Agreement has expired.
(c)	In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 32 of this Agreement.
(d)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loan Accounts sold prior to such termination.
(e)	Following the termination of this Agreement, Company shall purchase any Loan Accounts established by Bank under the Loan Account Program Agreement prior to and on the date of termination of the Loan Account Program Agreement that have not already been purchased by Company.
(f)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.
10. Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by and of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.
(e)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Indemnification.
(a)	Bank agrees to indemnify and hold harmless Company and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from (i) the gross negligence, willful misconduct or breach of any of Bank’s obligations or undertakings under this Agreement by Bank, or (ii) violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations that do not relate to Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(b)	Company agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from Company’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Law or a breach by Company or its agents or representatives of any of Company’s obligations or undertakings under the Program Documents), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, (ii) a breach by Bank of any of Bank’s representations, obligations or undertakings under the Program Documents, or (iii) a violation by Bank of any Utah or federal banking law specifically applicable to Bank’s operations that do not relate to Applicable Laws regarding consumer protection, consumer lending, usury, loan collection, anti-money laundering or privacy.
(c)	The Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”
(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed); provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.
(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this subsection 1 l(f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section II.
(g)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.

12. Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall not be entitled to assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement.
13. Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
14. Proprietary Material. The Bank hereby provides Company with a non-exclusive right and non assignable license to use and reproduce the Bank’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (a) Company shall obtain Bank’s prior written approval for the use of Proprietary Material and such use shall at all times comply with written instructions provided by Bank regarding the use of its Proprietary Material; and (b) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. Upon termination of this Agreement, Company will cease using Bank’s Proprietary Material.
15. Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:	WebBank 6440 S. Wasatch Blvd. Suite 300 Salt Lake City, UT 84121 Attn: Gerry Smith E-mail Address: gerry@webbank.com Telephone: (801) 993-5001 Facsimile: (801) 993-5015

To Company:	LendingClub Corporation
440 N. Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, Chief Executive Officer
E-mail Address: rlaplanche@lendingclub.com
Telephone: (408) 524-3065
Facsimile: (408) 716-3092

With Copy To:	LendingClub Corporation 440 N. Wolfe Road Sunnyvale, CA 94085 Attn: John Donovan, Chief Operating Officer E-mail Address: jdonovan@lendingclub.com Telephone: (408) 524-3068 Facsimile: (408) 716-3092
16. Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.
17. Retention of Records. Any Records with respect to Loan Accounts purchased by Company pursuant hereto retained by Bank shall be held as custodian for the account of Bank and Company as owners thereof. Bank shall provide copies of Records to Company upon reasonable request of Company.
18. Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over a Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party shall receive a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 9 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 18(a), (b) or (c) above occurs.

19. Expenses. Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement. Company shall reimburse Bank for all third party bank fees incurred by Bank in connection with the performance of this Agreement, Company shall pay for Bank’s legal fees and expenses incurred in the due diligence, negotiation and drafting of the Program Documents. Bank acknowledges receipt of [*] dollars ($[*]) as an advance toward such legal fees and expenses. Company acknowledges that Bank will present to Company periodic invoices reflecting legal fees and expenses actually incurred, and will deduct such amounts from the advance. Should the balance of the advance fall below [*] dollars ($[*]), Company shall replenish the advance with an amount to be determined by Bank. Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associates with the transfer of funds from the Collateral Account to Company.
20. Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice.
21. Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of quarterly, on site reviews of Company’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [*] dollars ($[*]).
22. Governing Law; Waiver of Jury Trial. Except as preempted or controlled by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.
23. Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
24. Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

25. Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
26. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
27. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
28. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
29. Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 29 shall survive the expiration or earlier termination of this Agreement.
30. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
31. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
32. Collateral Account.
(a)	Establishment of Collateral Account. On the Effective Date, Company shall provide Bank with [*] dollars ($[*]) as cash collateral for Company’s obligations under this Agreement. Bank shall deposit such amount in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a segregated deposit account that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account equal to the product of (i) [*] multiplied by (ii) [*], (the “Required Balance”). The Required Balance shall be calculated monthly as of the first day of each month during the Term. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within one (1) Business Day following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account.

(b)	Security Interest. To secure Company’s obligations under this Agreement, Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.
(c)	Interest. The Collateral Account shall be a money market deposit account and shall bear interest. The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) [*] on such date, less [*]%); or (ii) [*] percent ([*]%). The interest shall be paid monthly and shall be computed based on the average daily balance of the Collateral Account for the prior month. Company shall be entitled to any interest paid on the Collateral Account, and Bank shall forward to Company such interest no less frequently than quarterly.
(d)	Withdrawals.
(1)	Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any payment obligations of Company under this Agreement or the Loan Account Program Agreement on which Company has defaulted, either during the Term or following termination of either of the aforementioned agreements.
(2)	Company shall not have any right to withdraw amounts from the Collateral Account. In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, within one (1) Business Day after the Required Balance is calculated, at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.

(e)	Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account forty-five (45) days after the latter of termination of this Agreement or, if the Loan Account Program Agreement terminates pursuant to Section 11 (e) thereof, the end of the period described in Section 1 l(f) thereof.
(f)	Survival. This Section 32 shall survive the expiration or termination of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
WEBBANK

By:	/s/ Gerry J. Smith Name: Gerry J. Smith
Title: President / CEO

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche Name: Renaud Laplanche
Title: CEO

Schedule 1
Definitions
(a) “ACH” means Automated Clearinghouse.
(b) “Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
(c) “Agreement” means this Loan Sale Agreement.
(d) “Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program (including, without limitation, the Loan Accounts), and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
(e) “Bank Indemnified Parties” shall have the meaning set forth in subsection 11(b).
(f) “Borrower” means a Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.
(g) “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.
(h) “Claim Notice” shall have the meaning set forth in subsection 1l(e).
(i) “Closing Date” means each date on which Company pays Bank the Purchase Price for a Loan Account and, pursuant to Section 2 hereof, acquires such Loan Account from Bank. The Closing Date for Loan Accounts listed on a Funding Statement shall be the Funding Date for such Funding Statement.
(j) “Collateral Account” has the meaning set forth in subsection 32(a).
(k) “Company Indemnified Parties” shall have the meaning set forth in subsection 1l(a).
(1) “Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(m) “Disclosing Party” shall have the meaning set forth in subsection 10(b)(2).
(n) “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
(o) “Indemnifiable Claim” shall have the meaning set forth in subsection 11(d).
(p) “Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
(q) “Loan Account” means an consumer installment loan account established by Bank pursuant to the Loan Account Program Agreement. For purposes of this Agreement, each Loan Account includes, without limitation, all rights of Bank to payment under the applicable Loan Account Agreement with such Borrower.
(r) “Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Law.
(s) “Loan Account Program Agreement” means that Loan Account Program Agreement, dated as of October 31, 2007, between Company and Bank, pursuant to which the Parties agreed to promote and operate an installment loan program.
(t) “Losses” shall have the meaning set forth in subsection 11(a).
(u) “Party” means either Company or Bank and “Parties” means Company and Bank.
(v) “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
(w) “Program” means the consumer installment loan program contemplated by the Program Documents pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers.
(x) “Program Documents” means the Loan Account Program Agreement and this Agreement.
(y) “Proprietary Material” shall have the meaning set forth in subsection 14.
(z) “Purchase Price” means the principal amount of the Loan Proceeds disbursed pursuant to each Loan Account.

(aa) “Records” means any Loan Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).
(bb) “Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.
(cc) “Required Balance” shall have the meaning set forth in Section 32(a).
(dd) “Restricted Party” shall have the meaning set forth in subsection 10(a).